EXHIBIT 10.27

FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
TRINITY BAY, REDFISH REEF, FISHERS REEF, NORTH POINT BOLIVAR FIELDS
IN GALVESTON AND CHAMBERS COUNTIES, TEXAS

THIS FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Fifth Amendment”) is dated effective as of April 12, 2007, and is made by and between Masters Resources, LLC, and Masters Oil & Gas, LLC, both Texas limited liability companies having their respective principal places of business at 9801 Westheimer, Suite 1070, Houston, Texas 77042 (collectively, “Masters”), and Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company, having its principal place of business at 5036 Dr. Phillips Blvd., Suite 232, Orlando, Florida 32819 (“Buyer”) (Masters and Buyer are sometimes called collectively the “parties” and individually “party”).

RECITALS

On November 13, 2006, Masters and Tekoil and Gas Corporation, a Delaware corporation (“Original Buyer”), executed and delivered a Purchase and Sale Agreement, dated effective as of October 1, 2006, covering the “Assets” described therein. On December 29, 2006, Masters and Original Buyer executed and delivered that certain First Amendment to Purchase and Sale Agreement also covering the Assets. On February 8, 2007, the parties contemporaneously executed and delivered that certain Second Amendment and that certain Assignment and Assumption Agreement (the “Assignment”) by and between Buyer and Original Buyer. On March 1, 2007, Masters and Buyer executed and delivered that certain Third Amendment to Purchase and Sale Agreement also covering the Assets. On March 22, 2007 Masters and Buyer executed and delivered that certain Fourth Amendment to Purchase and Sale Agreement also covering the Assets (the Purchase and Sale Agreement, the First Amendment to Purchase and Sale Agreement, the Second Amendment to the Purchase and Sale Agreement, the Third Amendment to the Purchase and Sale Agreement and the Fourth Amendment to the Purchase and Sale Agreement are herein collectively referred to as the “Original Agreement”). The parties now desire to amend the Original Agreement in certain respects. Accordingly, the parties agree as set out in this Fifth Amendment. (Unless otherwise noted, defined terms used in this Fifth Amendment shall have the meanings ascribed to them in the Original Agreement).

I. AMENDMENTS

A. The opening paragraph of Section 2.1 of the Original Agreement is deleted and the  following is inserted in lieu thereof:

“2.1 Purchase Price

The Purchase Price for the Assets will be Forty Million and No/100 Dollars ($40,000,000.00), plus 4,000,000 shares of common stock of Original Buyer1 (the “Common Stock”), plus the reservation at Closing by Masters of the overriding royalty interests described in this Section 2.1 hereinbelow. Masters will accept at Closing a promissory note by Original Buyer, in the form attached hereto as Exhibit A, in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (the “Note”), representing ($10,000,000.00) of the ($40,000,000.00) monetary portion of the Purchase Price described above. The Note shall be secured by a Pledge and Security Agreement covering the membership interest of Old Buyer in Buyer, in the form attached hereto as Exhibit B.

The Note shall be convertible at the election of Masters into up to three million shares of common stock of Original Buyer (the “Conversion Stock”) at a conversion price of $3.33 per share, subject to the provisions of Section 2.1(B) hereof.

1	Both parties acknowledge that all references to “Buyer” in Section 2.1 (B) of the Original Agreement shall be amended to “Original Buyer.”

The One Million and No/100 Dollar ($1,000,000.00) set aside provided for in the separately executed Erskine Indemnity Agreement between Masters and Buyer shall at any time due thereunder be, at Buyer’s sole discretion, immediately applied against amounts due under the Note at the time of Buyer’s request, and any other amounts due Buyer under such Indemnity Agreement may, at Buyer's sole discretion, be set off against amounts due under the Note. If the Erskine dispute is not settled to the reasonable satisfaction of Buyer by the time the Note is to be satisfied, Two Million Dollars ($2,000,000) of the obligations due under the Note shall be suspended (and no default or interest accrual shal occur onder the Note as a result thereof) pending resolution of such dispute to the reasonable satisfaction of Buyer or application of the One Million dollar ($1,000,000) set aside and the additional One Million dollar ($1,000,000) offset amount against such Two Million Dollar ($2,000,000) Note balance as further provided in the Indemnity Agreement."

B.  The reference in the first line of Section 2.1(B) to 500,000 shares is deleted and replaced with “4,000,000 shares and the Note (which may be converted into the Conversion Stock as aforesaid)” and the second line of Section 2.1(B) is amended by inserting between the words “”shares” and “shall” the following phrase:

“(together with the Note and any shares of Conversion Stock into which any portion of the Note is converted as described above)”

C.  The following is inserted as subsection (D) in Section 2.1 of the Original Agreement:

“(D) At Closing Masters shall reserve an additional overriding royalty interest (the “Additional ORRI”) for a three (3) year period from the date of Closing, after which the Additional ORRI will expire. The Additional ORRI shall be equal to 2% of 100% of the production from:

(1) those of the Wells shown as “proved undeveloped reserves” and “proved non-producing reserves” and “proved developed producing” in the Reserve Report; and

(2) any present or future well completed in and producing from any zone or formation not presently producing or capable of producing and not documented in the Reserve Reports.”

D. Section 8.1 of the Original Agreement is deleted and the following is inserted in lieu  thereof:

“8.1 Date, Time and Place of Closing

Unless the parties agree otherwise in writing and subject to the provisions in this Agreement, the completion of the transaction contemplated by this Agreement (the “Closing”) will be held on or before April 25, 2007, at 10:00 a.m. Central Standard Time (or such earlier date or time as the parties may agree). The Closing will be held at the offices of Masters as set forth in the opening paragraph of this Agreement (or such other place as the parties may agree). In the event that the Closing does not occur before the close of business at 5:00 p.m. on April 25, 2007, Masters shall have the right to terminate this Agreement and to retain the Deposit.”

E. That certain Subscription Agreement dated December 29, 2006 and executed by and between Masters and Original Buyer is superseded entirely by a certain Amended and Restated Subscription Agreement between Masters and Original Buyer of even date herewith substantially in the form attached hereto as Exhibit C.

F. The Registration Rights Agreement executed December 29, 2006 by and between Masters and Original Buyer in connection with the Subscription Agreement, is subject to the amendments made herein and the Common Stock and the Conversion Stock described herein shall constitute the “Registrable Securities” thereunder.

G. The following is inserted in Exhibit “A” of the Original Agreement:

“Lease No. TX-0894-0001
  Lessor: State of Texas M-105666
  Lease Date: 10/4/2005

Recording Information: Recorded in the Official Public Records of Chambers and Galveston Counties, Texas, in Chambers County under File No. 05 826 621 and in Galveston County under File No. 2006001465, covering approximately 320 acres being the NE/2 of State Tract 199, East Bay.

Lease No. TX-0894-0002
Lessor: State of Texas M-105667
Lease Date: 10/4/2005

Recording Information: Recorded in the Official Public Records of Chambers and Galveston Counties, Texas, in Chambers County under File No. 05 826 615 and in Galveston County under File No. 2006001464, covering approximately 320 acres being the SW/2 of State Tract 199, East Bay.

Lease No. TX-0894-0003
Lessor: State of Texas M-106331
Lease Date: 4/4/2006

Recording Information: Recorded in the Official Public Records of Chambers County, Texas under File No. _____________, covering approximately 160 acres being the È/2 of the NE/2 of State Tract 226, Galveston Bay.”

H. The following is inserted in Exhibit “B” of the Original Agreement:

“State Tract No. 199 No. 1 Well located in Chambers/Galveston Counties, Texas.
Masters Resources, LLC Working Interest:
WI before Contract Depth of Initial Well: 6.667%
WI after contract depth of Initial Well: 5.00%.”

I. The following is inserted in Exhibit “C” of the Original Agreement:

“Joint Operating Agreement dated May 1, 2006 by and between Davis Petroleum Corp. (“Operator”) and Masters Resources, LLC, et. al. covering the Dolphin Prospect, being 800 acres in State Tracts 199 and 226 and the associated Area of Mutual Interest.”

J. The following is inserted in Schedule 3.1 (H) of the Original Agreement.

“Joint Operating Agreement dated May 1, 2006 by and between Davis Petroleum Corp. (“Operator”) and Masters Resources, LLC, et. al. covering the Dolphin Prospect, being 800 acres in State Tracts 199 and 226 and the associated Area of Mutual Interest.”

K. The reference to the Dolphin Prospect in Schedule 1.2 (A) of the Original Agreement is deleted in its entirety from Schedule 1.2 (A).

II. MISCELLANEOUS

A. To the extent any provision of the Original Agreement, conflicts with any provision of this Fifth Amendment, the provisions of this Fifth Amendment shall control and be used to determine the obligations of the Parties.

B. The parties ratify confirm and adopt the Original Agreement as amended and supplemented by this Fifth Amendment.

C. Facsimile delivery of this Fifth Amendment signed by each party to the other shall be binding and effective the same as if an original signed copy has been delivered by each party to the other. This Fifth Amendment may be executed in multiple counterparts, each of which shall be considered an original and all of which together shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of April 12, 2007.

TEKOIL AND GAS GULF COAST, LLC

By: Tekoil & Gas Corporation,
        Its Sole Member

By: /s/ Mark S. Western

Name: Mark Western
Title: President

MASTERS RESOURCES, LLC:	MASTERS OIL & GAS, LLC:

By: /s/ Richard M. Lee Name: Richard H. Lee Title: Manager	By: /s/ Richard M. Lee Name: Richard H. Lee Title: Manager

EXHIBIT A

PROMISSORY NOTE

PAYABLE TO MASTERS

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE LAW, AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION AND, IF REQUESTED BY THE MAKER, THE MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE PROVISIONS OF A SUBSCRIPTION AGREEMENT, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE

CONVERTIBLE
PROMISSORY NOTE

$10,000,000.00	______________ __, 2007

FOR VALUE RECEIVED, the undersigned, TEKOIL & GAS CORPORATION, a Delaware corporation (“Maker”), promises to pay to the order of MASTERS RESOURCES, LLC and MASTERS OIL & GAS, LLC, both Texas limited liability companies, an individual referred to collectively as “Payee” or “Holder”), at the office of Payee at 9801 Westheimer, Suite 1070, Houston, Texas 77042, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of TEN MILLION AND NO/100THS DOLLARS ($10,000,000.00), in lawful money of the United States. Amounts payable hereunder shall be paid, at Payee’s option as specified by Payee in writing from time to time, either by (i) check delivered to the office of Payee or (ii) wire transfer of immediately available funds to an account specified by Payee in writing from time to time. This Note is referred to in and issued pursuant to that certain Subscription Agreement, dated as of April ___, 2007, by and between Payee and Maker (as amended from time to time, the “Agreement”).

This Note shall be convertible into shares of common stock of Maker (“Common Stock”) at the option of Holder at the “Conversion Rate” described below of obligation owed hereunder for each share of Common Stock, as further provided below. The Conversion Rate shall be one (1) share of Common Shares per $3.33 in amount due under the Note.

To convert all of any portion of this Note, the Holder must (a) complete and manually sign the irrevocable conversion notice attached hereto (or complete and manually sign a facsimile of such notice) and deliver such notice to the Company, (b) if this Note is in certificated form, surrender such Note to the Company, (c) furnish appropriate endorsements and transfer documents if required by the Company and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which this Note shall have been surrendered for conversion.

Commencing with the thirty first (31st) day following the date hereof, the unpaid principal balance of this Note shall accrue interest at the rate of six percent (6%) simple interest, per annum. On the sixtieth (60th) day following the date hereof (the “Maturity Date”), the entire unpaid principal balance, together with accrued but unpaid interest, if any, shall be immediately due and payable in full. If such day is not a business day, such payment shall be made on the next succeeding day which is a business day and interest shall continue to accrue thereon until paid. As used herein, “business day” means a day, other than a Saturday, Sunday or legal holiday, on which commercial banks in Houston, Texas are open for the general transaction of business.

The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof.

The failure of Maker to pay any principal, interest or any other sums required hereunder when due under this Note shall constitute a default. If a default shall occur hereunder and such default shall continue for fifteen (15) business days after notice thereof is delivered by Holder to Maker, then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder and/or under any other instrument or document now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby, shall, at the option of Holder become due and payable regardless of the stipulated date of maturity. Upon the occurrence of a default as set forth herein, which default is not cured following the giving of any applicable notice and within any applicable cure period set forth herein, at the option of Holder the outstanding principal balance hereof shall bear interest thereafter until paid at an annual rate (the “Default Rate”) equal to the lesser of (i) ten percent (10%) per annum, or (ii) the maximum rate of interest allowed to be charged under applicable law (the “Maximum Rate”), regardless of whether or not there has been an acceleration of the payment of principal as set forth herein.

This Note is secured by a certain Pledge and Security Agreement dated as of the date hereof relating to membership interests in Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company, owned by Maker.

In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, Maker and any endorsers hereof agree to pay to Holder an amount equal to all such costs, including, without limitation, all reasonable attorneys’ fees and all court costs.

Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of a default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability of Maker hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the Maximum Rate. If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if from any circumstance whatsoever, Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between Maker and Holder with respect to the indebtedness evidenced hereby.

This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Texas, and shall be enforceable in a court of competent jurisdiction in the State of Texas, regardless of in which state this Note is being executed.

HOLDER AND MAKER HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

As used herein, the terms “Maker” and “Holder” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

MAKER: TEKOIL & GAS CORPORATION a Delaware corporation

By:
Mark Western Chief Executive Officer

EXHIBIT A TO PROMISSORY NOTE

CONVERSION NOTICE

To:          Tekoil & Gas Corporation
                5036 Dr. Phillips Boulevard
                 Suite 232
                 Orlando, Florida 32819

The undersigned hereby elects to:

Convert $_________ in amount due for ______________ (conversion amount divided by Conversion Rate) shares of Common Stock of Tekoil & Gas Corporation, pursuant to the terms of the attached Promissory Note and reduction of the amount due undersigned under Promissory Note by the number of shares of Common Stock indicated above multiplied by the Conversion Rate.

The Holder reaffirms all covenants, representations and warranties made by it in a certain Amended and Restated Subscription Agreement dated as of April _____, 2007, and agrees that all such covenants, representations and warranties shall be deemed to be have been re-made as of the date hereof.

Date:_______________________	HOLDER:

By:
Name: Address:

Name in which shares should be registered: _______________________________________

EXHIBIT B TO FIFTH AMENDMENT

PLEDGE AND SECURITY AGREEMENT
(Pledge of Membership Interest)

This PLEDGE AND SECURITY AGREEMENT (the “Agreement”), is executed to be effective as of April ___, 2007 (the “Effective Date”), by and between TEKOIL & GAS CORPORATION a Delaware corporation (“Pledgor”), and MASTERS RESOURCES, LLC and MASTERS OIL & GAS, LLC, both Texas limited liability companies (collectively, “Secured Party”).

WHEREAS, Tekoil & Gas Gulf Coast, LLC, a Delaware limited liability company (the “Company”), has executed a Convertible Promissory Note of even date herewith, in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) payable to the order of Secured Party (the “Note”);

WHEREAS, the Board of Directors of Pledgor has determined that Pledgor’s execution, delivery and performance of this Agreement may reasonably be expected to benefit Pledgor, directly or indirectly, and are in the best interests of Pledgor;

WHEREAS, to secure Company’s obligations under the Note, Pledgor has agreed to pledge and grant to Secured Party a security interest in and to the Pledged Membership Interest (as hereinafter defined), as provided herein;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Grant of Security Interest. As collateral security for the full and timely payment, performance and observance of the Obligations (as defined in Section 2(a) below), Pledgor hereby pledges and grants to Secured Party a security interest in and to, and assigns, transfers, pledges and conveys to Secured Party, all of Pledgor’s right, title and interest in and to the following described collateral (collectively, the “Collateral”), now owned or hereafter acquired, wherever located, howsoever arising or created, and whether now existing or hereafter arising, existing or created, as security for the Obligations:

(a) All of Pledgor’s right, title and interest now or hereafter accruing under the First Amended and Restated Operating Agreement of Tekoil & Gas Gulf Coast, LLC, as amended (the “Operating Agreement”), with respect to any interest now owned or hereafter acquired or owned by Pledgor in the Company, and including, without limitation, all distributions, proceeds, fees, preferences, payments or other benefits, which Pledgor now is or may hereafter become entitled to receive with respect to such interests in the Company (collectively, the “Pledged Membership Interest”);

(b) All of Pledgor’s distribution rights, income rights, liquidation interest, accounts, contract rights, general intangibles, notes, instruments, drafts and documents relating to the Pledged Membership Interest; and

(c) All substitutions, replacements, products, proceeds, income and profits arising from any of the foregoing.

2. Definitions.

(a) The term “Obligations” as used herein shall mean (i) the payment of the Note, together with interest on any and all amounts due thereunder as provided therein, (ii) all costs of collection and enforcement in connection with the Note including, without limitation, reasonable attorneys’ fees, and (iii) all other amounts payable by the Company or Pledgor to Secured Party described in this Agreement or in the instruments or understandings evidencing or securing the Note.

(b) Subject to the further express definitions set forth herein, all terms used herein which are defined in Article 9 of the Texas Business and Commerce Code (the “Code”), shall have the same meaning herein as in the Code.

3. Pledgor’s Representations and Warranties. Pledgor warrants and agrees with Secured Party that:

3.01. Payment. Pledgor will not sell or otherwise dispose of any of the Collateral without the express written permission of Secured Party. There does not exist any certificate that represents the Pledged Membership Interests as such interests are uncertificated.

3.02. Information. The address of Pledgor is the address set forth beside Pledgor’s signature on this Agreement. Pledgor shall notify Secured Party ten (10) days in advance of any change in Pledgor’s address.

3.03. Other Liens. Except as evidenced hereby or executed in connection herewith, there is no certificate of title, financing statement or other writing showing any lien on, or security interest in, the Collateral. Pledgor is the lawful owner and holder of the Collateral and has full power and lawful authority to grant to Secured Party a security interest in the Collateral as provided in this Agreement. Pledgor will defend the Collateral against the claims and demands of all third persons.

3.04. Covenants Concerning the Collateral. Pledgor shall not sell, transfer, mortgage or otherwise encumber any Collateral in any manner without first obtaining the written consent of Secured Party, which consent may be withheld in Secured Party’s sole and absolute discretion. Any written consent to any such sale, mortgage, transfer or encumbrance shall not be construed to be a waiver of this provision in respect of any subsequent proposed sale, mortgage, transfer or encumbrance.

3.05. Further Assurances. Pledgor will do, make, procure, execute and deliver all acts, things, writings and assurances as Secured Party may at any time reasonably request to perfect, protect, assure or enforce its interest, rights and remedies created by or arising in connection with this Agreement, including the execution of financing statements.

3.06. Time of the Essence. Pledgor agrees that in performing any act under this Agreement, time shall be of the essence and Secured Party’s acceptance of partial or delinquent payments under the Notes by the Company, or failure of Secured Party to exercise any right or remedy, shall not be a waiver of any obligation of Pledgor or right of Secured Party or constitute a waiver of any similar or dissimilar default subsequently occurring.

4. Event of Default. Pledgor shall be in “Default” under this Agreement if Pledgor defaults in the performance of any obligation, covenant, representation or warranty contained in this Agreement, a default occurs in payment of or otherwise under and terms or provisions of the Note, or any party (other than Secured Party) to any agreement executed in connection with or securing the Note, including, without limitation, any guaranty, any security agreement, and any agreement relating to the modification, renewal, extension or rearrangement of the Note, fails to perform any obligation, covenant, representation or warranty contained therein.

5. Rights of Secured Party.

5.01. Remedies After Default.

(a) If any Default shall have occurred and is continuing, Secured Party, at its option, without demand, presentment, notice of acceleration, intention to accelerate or other notice (which are fully waived) may:

(1) exercise all the rights of a secured party under the Code.

(2) sell all of the Collateral or any part thereof at public or private sale or at any broker’s board or on any securities exchange, for cash, at such price or prices as Secured Party may reasonably deem satisfactory. Upon Secured Party’s demand, Pledgor will take all steps necessary to prepare the Collateral for and otherwise assist in any proposed disposition of the Collateral. Any holder of the indebtedness secured hereby may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale) and thereafter hold the same absolutely, free from any right or claim of whatsoever kind. Any holder of the Collateral shall have the right to offset the amount of its bid against an equal amount of the secured indebtedness held by such holder.

Pledgor agrees that, because of the Securities Act of 1933, as amended, or any other laws or regulations, and for other reasons, there may be legal and/or practical restrictions or limitations affecting Secured Party in any attempts to dispose of certain portions of the Collateral and for the enforcement of its rights. For these reasons, Secured Party is hereby authorized by Pledgor, but not obligated, upon the occurrence and during the continuation of a Default, to sell all or any part of the Collateral at private sale, subject to investment letter or in any other manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or any other laws, at a reasonable price at such private sale or other distribution in the manner mentioned above. Pledgor understands that Secured Party may in its discretion approach a limited number of potential purchasers and that a sale under such circumstances may yield a lower price for the Collateral, or any part or party thereof, than would otherwise be obtainable if such Collateral were either afforded to a larger number or potential purchasers, or registered or sold in the open market. Pledgor agrees that such private sale shall be deemed to have been made in a commercially reasonable manner, and that Secured Party has no obligation to delay the sale of any Collateral to permit the issuer thereof to register it for public sale under any applicable federal or state securities laws.

Secured Party is authorized, in connection with any such sale (i) to restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Collateral and (ii) to impose such other limitations or conditions in connection with any such sale as Secured Party reasonably deems necessary in order to comply with applicable law. Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as Secured Party reasonably deems necessary in order that any such sale may be made in compliance with applicable law. Upon any such sale, Secured Party shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely, free from any claim or right of Pledgor of whatsoever kind, including any equity or right of redemption of Pledgor. Pledgor, to the extent permitted by applicable law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.

Pledgor agrees that ten (10) days written notice from Secured Party to Pledgor of Secured Party’s intention to make any such public or private sale or sale at a broker’s board or on a securities exchange shall constitute “reasonable notification” within the meaning of the Code. Such notice shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such a sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered to sale at such board or exchange and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may reasonably determine. Secured Party shall not be obligated to make any such sale pursuant to any such notice. Secured Party may, upon written notice to Pledgor, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b) Without limiting the foregoing, or imposing upon Secured Party any obligations or duties not required by applicable law, Pledgor acknowledges and agrees that, in foreclosing upon any of the Collateral, or exercising any other rights or remedies provided Secured Party hereunder or under applicable law, Secured Party may, but shall not be required to: (1) qualify or restrict prospective purchasers of the Collateral by requiring evidence of sophistication and/or creditworthiness, and requiring the execution and delivery of confidentiality agreements or other documents and agreements as a condition to such prospective purchasers’ receipt of information regarding the Collateral or participation in any public or private foreclosure sale process; (2) provide to prospective purchasers the Operating Agreement and business and financial information regarding the Company available in the files of Secured Party at the time of commencing the foreclosure process, without the requirement that Secured Party obtain, or seek to obtain, any updated business or financial information, or verify, or certify to prospective purchasers, the accuracy of any such business or financial information; (3) sell at foreclosure all, or a portion but not all, of the rights, titles and interests of Pledgor in the Company; it being further specifically acknowledged by Pledgor that limitations or potential limitations on the transfer of certain Collateral under the Regulations or other applicable agreements or law may limit Secured Party’s right or ability to foreclose upon or sell certain rights, titles and interests of Pledgor in the Company; (4) offer for sale, and sell, the Pledged Membership Interests either with, or without, first employing an appraiser, investment banker, or broker with respect to the evaluation of Collateral, the solicitation of purchasers for Collateral, or the manner of sale of Collateral.

(c) Secured Party shall have all rights, remedies and recourse granted in the Note, this Agreement or existing at common law or equity (including specifically those granted by the Code), and such rights and remedies (1) shall be cumulative and concurrent, (2) may be pursued separately, successively or concurrently against Pledgor and any party obligated to pay or perform the Obligations, any of the Collateral, or any other security for any of the Obligations, at the sole discretion of Secured Party, and (3) may be exercised as often as occasion therefor shall arise, it being agreed by Pledgor that the exercise or failure to exercise any such rights or remedies shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse.

(d) Notwithstanding a foreclosure upon any of the Collateral or exercise of any other remedy by Secured Party in connection with a Default, Pledgor shall not be subrogated thereby to any rights of Secured Party against the Collateral or any other security for any of the Obligations. Pledgor shall not be deemed to be the owner of any interest in any of the Obligations until all of the Obligations have been paid to Secured Party and are fully performed and discharged.

(e) All recitals in any instrument of assignment or any other instrument executed by Secured Party incident to the sale, transfer, assignment or other disposition or utilization of the Collateral or any part thereof hereunder shall be rebuttably presumptive evidence of the matters stated therein and all prerequisites of such sale or other action contained in such recitals shall be presumed to have been performed or to have occurred.

(f) Notwithstanding anything to the contrary contained herein, Pledgor shall retain all voting rights with respect to the Pledged Membership Interest, including after a Default has occurred hereunder.

5.02. No Waiver. Pledgor may remedy any Default and the Secured Party may waive any Default without waiving any other Default. The remedies of Secured Party are cumulative, and the exercise or partial exercise of any one or more of the remedies provided for herein shall not be construed as a waiver of any of the other remedies of Secured Party. No delay of Secured Party in exercising any power or right shall operate as a waiver thereof. Secured Party’s failure to assert a security interest on all or any portion of the Collateral at any time, does not waive any security interest, any right of Secured Party to assert any security interest or any other right, power or remedy of Secured Party with respect to the Collateral as to which Secured Party has failed to assert a security interest or any other Collateral.

5.03. Assignment. This Agreement, the Obligations or Secured Party’s rights hereunder may not be assigned by Secured Party without the prior written consent of Pledgor.

6. Additional Agreements.

6.01. Miscellaneous. “Secured Party” and “Pledgor” as used in this Agreement include the heirs, successors, legal representatives, receivers and assigns of those parties. The divisions of this Agreement into sections and subsections and the titles thereto have been made for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Agreement.

6.02. Choice of Law. UNLESS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

6.03. Illegality. If any provision of this Agreement is rendered or declared invalid, illegal or ineffective by reason of any existing or subsequently enacted legislation or by decree of a court of competent jurisdiction, such legislation or decree shall not impair, invalidate or nullify the remainder of this Agreement which shall remain in full force and effect.

6.04. Amendments. No modification, variation or amendment of or to this Agreement shall be effective unless in writing signed by Pledgor and Secured Party.

6.05. Notice. Any notice or demand to Pledgor or Secured Party hereunder or in connection herewith may be given and shall conclusively be deemed and considered to have been given and received upon the deposit thereof in the mail, in writing, duly stamped and mailed by certified mail, return receipt requested and addressed to the address set forth on this Agreement, or at such other address as Pledgor or Secured Party may designate to the other in writing.

6.06. Counterparts. This Assignment may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Pledgor and Secured Party have executed this Agreement on the dates set forth below their signatures, to be effective as of the Effective Date.

Address for Notice:	PLEDGOR:

TEKOIL & GAS CORPORATION, a Delaware corporation

By: Mark Western, Chief Executive Officer

Date:

Address for Notice:	SECURED PARTY:

MASTERS RESOURCES, LLC, a Texas limited liability company

By: Name: Title:
Date:

MASTERS OIL & GAS, LLC, a Texas limited liability company

By: Name: Title: Date:

EXHIBIT C TO FIFTH AMENDMENT

TEKOIL & GAS CORPORATION

AMENDED AND RESTATED
SUBSCRIPTION AGREEMENT

This Agreement supersedes and replaces a certain Subscription Agreement executed by the parties hereto as of December 29, 2006.

THE COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS. THE COMMON STOCK MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

1.  Subscription. Subscriber (as identified on the signature page attached hereto) hereby subscribes for and agrees to be issued Four Million (4,000,000) shares of Common Stock (the “Common Stock”) of Tekoil & Gas Corporation, a Delaware corporation (the “Company”), a Promissory Note (the “Note”) in the amount of Ten Million Dollars ($10,000,000), which Note may be converted to up to Three Million shares (3,000,000) shares of common stock of the Company (the “Conversion Stock”) at a conversion price of $3.33 per share , all as consideration under the “PSA” described below. The Common Stock, the Note and the Conversion Stock are referred to together as the “Securities”.

2.  Consideration. The Securities constitute a portion of the consideration payable by the Company to Subscriber under a certain Purchase and Sale Agreement dated November ___, 2006, and as amended December 29, 2006, in connection with the acquisition and sale of certain assets described therein, as amended through the date hereof (referred to together as the “PSA”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the PSA.

3.  Subscriber's Representations and Warranties. Subscriber represents, warrants, acknowledges and agrees that:

(a)  Subscriber is a resident of the state indicated on the signature page hereof, is legally competent to execute this Subscription Agreement, and:

(i)  if Subscriber is an individual, has his or her principal residence in such state;

(ii)  if Subscriber is a corporation, partnership, trust, limited liability company or other form of business organization, has its principal office in such state; or

(iii)  if Subscriber is a corporation, partnership, trust, limited liability company or other form of business organization, Subscriber has not been organized for the specific purpose of acquiring the Common Stock.

(b)  Subscriber has not been offered the Securities by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c)  Subscriber has had access during the course of this transaction and prior to the issuance of the Securities to all information necessary to enable Subscriber to evaluate the merits and risks of a prospective investment in the Company (including, without limitation, the periodic and other reports filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and Subscriber has had the opportunity to ask questions of and receive answers from the officers and directors of the Company, or a person or persons acting on its behalf, concerning the terms and conditions of the offering and all questions raised by Subscriber have been answered to the full satisfaction of Subscriber.

(d)  There are substantial restrictions on the transferability of the Securities and, accordingly, Subscriber will need to bear the economic risk of the investment in the Securities for an indefinite period of time and will not be readily able to liquidate the investment in case of an emergency.

(e)  Subscriber understands that the Company has a limited financial or operating history, each of the Securities is a speculative investment which involves a high degree of financial risk, and there is no assurance of any economic, income or tax benefit from such investment.

(f)  In making this investment, Subscriber is relying solely upon the advice of Subscriber's personal tax advisors, and not the Company nor its advisers and counsel, with respect to the tax aspects of an investment in the Securities.

(g)  If Subscriber is a corporation, partnership, trust, limited liability company, employee benefit plan or other entity, Subscriber is authorized and qualified to become a stockholder of the Company and the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so.

(h)  No representations or warranties have been made to Subscriber by the Company or any officer, employee, agent or affiliate of the Company (other than those set forth in the PSA), and Subscriber's investment decision has been based solely upon Subscriber's independent evaluation and due diligence, if any, of the Company.

(i)  Subscriber is experienced in evaluating and investing in early stage companies such as the Company. Subscriber is experienced in business matters and regards himself, herself or itself as a sophisticated investor able to evaluate investment and financial information and to choose independent professional advisors to assist in such evaluation and, either alone or with such advisers, has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of an investment in the Securities and has the capacity to protect Subscriber’s own interests in connection with Subscriber’s proposed investment in the Securities.

(j)  Subscriber’s aggregate commitments to investments that are not readily marketable are not disproportionate to Subscriber’s net worth and an investment in the Securities will not cause such aggregate commitment to become excessive. Subscriber has adequate means of providing for Subscriber’s current needs and possible personal and family contingencies. Subscriber will not be readily able to liquidate the investment in the case of an emergency, and Subscriber has no need for liquidity in this investment in the Company.

(k)  Subscriber has a preexisting business or personal relationship with the Company or with one or more of its officers or directors. Except for Subscriber’s intention to distribute the shares (or cause them to be issued directly) to its members, pro-rata, on condition that they make the representations, warranties and agreements herein provided in favor of Company, Subscriber is acquiring the Securities solely for Subscriber’s own account for investment (and not for the account of any other person), and not with a view to, or for, any resale, distribution, fractionalization or other transfer thereof, and Subscriber has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, fractionalization or transfer.

4.  Representations and Warranties Concerning Suitability and Accredited Investor Status. Subscriber hereby represents and warrants to the Company that Subscriber is an “Accredited Investor” (as defined under Regulation D as promulgated and amended by the SEC pursuant to the Securities Act) on the basis of the representations made by Subscriber to the Company below. Subscriber hereby represents and warrants and agrees that:

(a)  Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has obtained sufficient information from the Company to evaluate the merits and risks of an investment in the Company.

(b)  Subscriber has determined that the Securities are a suitable investment for Subscriber. Subscriber is able to bear the economic risk of the investment in the Company (including a complete loss thereof) and has adequate financial or other means for providing for Subscriber's current needs and contingencies and has no need for liquidity in this investment.

5.  Fees and Expenses. Subscriber shall pay for all its own fees and expenses in connection with this subscription, including without limitation legal fees and fees of its advisors and counsel, if any.

6.  Restrictions. The Subscriber will not at any time make any disposition of any of the Securities except in accordance with applicable federal and state securities laws and the legend set forth below. The certificates for the Securities, the Note and the Conversion Stock to be issued to the undersigned will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR SUCH LAWS.

In the event the Common Stock or Conversion Stock may be publicly resold under the Registration Rights Agreement or otherwise under applicable securities laws, Subscriber agrees that it will not publicly resell more than 250,000 shares thereof per calendar week. In addition, during the period that the Note is outstanding, subject to the limitations of the preceding sentence, which may be waived by the Company in its sole discretion, no public re-sales of the Common Stock may occur unless and until all Conversion Shares have been issued in satisfaction of the Note. Subscriber agrees that a legend reflecting the foregoing and reasonable transfer restrictions consistent therewith may be placed on the Common Stock and Conversion Stock.

7.  Miscellaneous. The terms and conditions contained in this Subscription Agreement (together with the PSA and a certain Registration Rights Agreement executed by the Company and Subscriber of even date herewith) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Subscription Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. This Subscription Agreement may be amended only by a writing executed by the Company and Subscriber.

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement on the date indicated on the signature page hereof.

[SIGNATURES ON NEXT PAGE]

The undersigned Subscriber confirms and certifies that Subscriber has read this entire Subscription Agreement and understands the provisions hereof, and that the undersigned has executed this Subscription Agreement as of the date set forth below.

DATED: April ____, 2007

Which will be held by Subscriber(s) in the following manner, if applicable:

( )	Community Property	( )	Joint Tenants with Right of Survivorship
( )	Tenants in Common	( )	Separate Property
( )	Other: (e.g. individual, corporation, partnership, limited liability company, trust, investment company). Please indicate:___________________.
Subscriber Signature(s)

MASTERS RESOURCES, LLC	MASTERS OIL & GAS, LLC

Name and Title of Signatory if Subscriber is an entity

Signature	Signature of Joint Subscriber

Social Security or Tax ID Number	Social Security or Tax ID Number of Joint Subscriber

Address	Address of Joint Subscriber

Reviewed and Advised By (if any):	Accepted By:

Subscriber’s Professional Advisor	TEKOIL & GAS CORPORATION, a Delaware corporation

Name	Signature

Address	Name/Title

Note:

In the case of subscription by,

•	Joint Tenants with Rights of Survivorship or Tenants in Common, all tenants must execute this subscription,

•	Husband and Wife, as community property, one signature only is required.

•	A Trust, the Trustee must sign and a copy of the Trust Agreement should be provided.

•	A Partnership, a copy of the Statement of Partnership or the Partnership Agreement should be provided, and execution must be by the number of partners required therein to bind the Partnership.

•	A Corporation, a resolution of the Board of Directors authorizing the subscription and certified by the Secretary should be included.